Exhibit 10.1

AMENDMENT TO AVON PRODUCTS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

DATED MARCH 31, 2006 OF SUSAN J. KROPF

(Effective as of December 31, 2006)

1. The first sentence of the first paragraph of Section 5 is hereby amended in its entirety to read as follows:

“If the Grantee’s employment is terminated (a) by the Company other than for Cause, or (b) by the Grantee due to Retirement, or (c) other than voluntarily by the Grantee prior to Retirement, then a portion of the RSUs referred to in Section 4(a) above shall become vested and the appropriate number of such vested Shares shall be delivered as soon as practicable after such termination (the “Pro Rata RSUs”).”

2. The first sentence of the second paragraph of Section 5 is hereby amended in its entirety to read as follows:

“In the event of termination by the Company for Cause, or the Grantee’s voluntary termination of employment other than due to Retirement, all portions of the RSUs not otherwise vested as of the date of termination shall be forfeited.”

3. A new paragraph is hereby added to Section 5 to read as follows:

“Upon the Grantee’s Retirement, the Pro Rata RSUs will become vested and be issued to the Grantee in accordance with the first paragraph of this Section 5, but in no event later than March 15th of the year following the year in which the Retirement occurs. Additionally, upon the Grantee’s Retirement, all of the RSUs referred to in Section 4(a) above that are not the Pro Rata RSUs (the “Remaining RSUs”) shall become vested, except that the appropriate number of vested Shares representing the Remaining RSUs shall not be delivered to the Grantee until the Vesting Date (as defined in Section 4(a) above).”

AVON PRODUCTS, INC.

By:	/s/Andrea Jung
Name:	Andrea Jung
Title:	Chairman & Chief Executive Officer

Date: December 6, 2006